Exhibit 99.1

Quarter-to-Date

Sales Update

May 21, 2007

	April 2007
	% Change
	vs.
	PY	Commentary
Consolidated Sales	19%	Underlying growth of +16% on increases across most segments (Chemicals lower and Equipment & Energy essentially flat). Currency +3%.

Merchant Gases	17%	Sales increased on solid demand across all regions and higher pricing. Currency +4%.

Tonnage Gases	31%	Sales increased mainly due to new hydrogen plants brought on-stream during 2006. Natural gas pricing was essentially unchanged.

Electronics and Performance Materials	23%	Sales growth remained strong in both businesses driven by
underlying industry growth. Electronics benefited from
continued strong Equipment sales. Performance Materials
		benefited from growth in all major product lines.

Healthcare	14%	Sales increased primarily due to the UK respiratory care contract and underlying strength in our Europe homecare business. Currency +5%.

Note: We are providing this information at the request of financial analysts and investors who have indicated that it would assist them in understanding recent business trends at Air Products. This information is based on current estimates and data that we believe in our judgment to be reliable. Please keep in mind that sales are not the only factors that determine future financial performance. Many other factors including raw material, energy, distribution and overhead costs and other price changes also influence results.